VOTING TRUST AGREEMENT


        This Voting Trust Agreement (this "Agreement") dated as of June 28, 2000, by and among The Nasdaq Stock Market, Inc., a Delaware corporation ("Nasdaq" or the "Company"), the National Association of Securities Dealers, Inc., a Delaware non-stock corporation (the "NASD"), and The Bank of New York, a New York banking corporation, as voting trustee (the "Voting Trustee").

                            W I T N E S S E T H:

               WHEREAS, in accordance with the Warrant Agreement, dated as of June 28, 2000 (the "Warrant Agreement"), by and among the NASD, The Bank of New York, a New York banking corporation, as the warrant agent (the "Warrant Agent"), and the Voting Trustee, certain persons (each, a "Purchaser" and, collectively, the "Purchasers") have acquired warrants (the "Warrants") to purchase an aggregate of 25,660,196 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), owned and held by the NASD (such shares initially underlying the Warrants being hereinafter referred to as the "Shares"); and

               WHEREAS, pursuant to the provisions of this Agreement and the Warrant Agreement, upon the execution hereof, the Shares will be deposited with and transferred to the Voting Trustee by the NASD to be held in accordance with the provisions of this Agreement.

               NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

               Section 1. Creation of Voting Trust. Subject to the terms and conditions hereof, there is hereby created and established a voting trust in respect of the Shares to be known as the "Voting Trust." The Voting Trustee hereby accepts the trust created hereby and agrees to serve as trustee hereunder. The Company shall promptly file an executed copy of this Agreement at the registered office of the Company in the State of Delaware, which copy shall be open to the inspection of any stockholder of the Company, or any beneficiary of the Voting Trust, daily during business hours, as provided in Section 218 of the General Corporation Law of the State of Delaware (the "DGCL").

               Section 2. Deposit of Shares. (a) On the date of execution of this Agreement, the NASD shall transfer and deliver to the Voting Trustee, to be held by it pursuant to the provisions of this Agreement, the certificate or certificates representing the Shares, duly endorsed in blank and accompanied by proper instruments of assignment and transfer as the Voting Trustee may request duly executed in blank. After the filing of a copy of this Agreement in the registered office of the Company in the State of Delaware as provided in Section 1 hereof, each certificate representing the Shares so transferred to the Voting Trustee shall be surrendered to the Company and cancelled, and new certificates therefor shall be issued to, and in the name of, the Voting Trustee or a nominee of the Voting Trustee. Such certificates shall contain a legend stating that they have been issued pursuant to this Agreement and that fact shall be noted in the stock ledger of the Company as required by Section 218 of the DGCL.

               (b) All certificates for the Shares at any time delivered to the Voting Trustee hereunder shall be held by the Voting Trustee under and pursuant to the terms and conditions of this Agreement. The Voting Trustee shall not have the authority to, and shall not, sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber the Shares or any rights therein or thereto, except to the extent otherwise specifically provided in this Agreement. The Voting Trustee shall have no beneficial interest in or discretionary authority with respect to the Shares, its interest being limited solely to that necessary to carry out its obligations under this Agreement.

               Section 3. Voting Trust Arrangements Until Exchange Registration. Until the Securities and Exchange Commission grants national securities exchange status under the Securities and Exchange Act of 1934, as amended, to the Company ("Exchange Registration"), the following provisions shall apply to the Shares subject to the Voting Trust. The Company shall notify the Voting Trustee of Exchange Registration promptly after it occurs.

               (a) Upon each valid exercise (each, an "Exercise") of a Warrant pursuant to the provisions of the Warrant Agreement, the Voting Trustee shall, upon the request of the Warrant Agent pursuant to Section 7 of the Warrant Agreement, promptly deliver to the transfer agent for the Common Stock (the "Transfer Agent") a notice (which shall include a copy of the form of election to purchase (the "Purchase Form"), as executed by or on behalf of the exercising holder of the Warrant (the "Warrant Holder")) of such Exercise, and a request that the Transfer Agent make an appropriate notation in its records of the shares of Common Stock or other securities purchased (such shares being hereinafter referred to as "Purchased Shares") pursuant to such Exercise.

               (b) Upon receiving confirmation from the Transfer Agent that it has made a notation of Exercise pursuant to Section 3(a) hereof, the Voting Trustee shall cause a voting trust certificate (each, a "Voting Trust Certificate"), to be issued in the form attached hereto as Exhibit A, representing such Purchased Shares in the name or names designated by the exercising Warrant Holder in the Purchase Form (such named person being hereinafter referred to as the "Beneficial Owner").

               (c) Within two (2) business days (which shall mean for the purposes of this Agreement each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law to close) of receiving a Warrant Expiration Notice (as defined in the Warrant Agreement) from the Warrant Agent, the Voting Trustee shall cause the release ("Release") of the number of Shares specified in such notice from the Voting Trust and shall promptly cause the Transfer Agent to deliver to the NASD the certificates representing such Shares, duly endorsed for transfer, or with duly executed stock powers attached, and shall take all such other actions as are appropriate, or as the NASD may reasonably request, to cause the transfer of such Shares, together with all other property relating to or allocable to such Shares and held by the Voting Trustee pursuant to the provisions of this Agreement, to the NASD. Each Release shall terminate the provisions of this Agreement with respect to the Shares that are the subject of such Release.

               Section 4. Voting Trust Arrangements Upon Exchange
Registration. Upon Exchange Registration, the following provisions shall apply to the Shares subject to the Voting Trust.

               (a) Promptly after receiving notice of Exchange Registration from the Company, the Voting Trustee shall notify each holder of a Voting Trust Certificate of the occurrence of Exchange Registration and directing such holder to surrender its Voting Trust Certificate to the Voting Trustee at its office in the Borough of Manhattan, the City of New York, State of New York (the "Voting Trustee Office"). Within two (2) business days of the surrender to the Voting Trustee at the Voting Trustee Office of the Voting Trust Certificate representing such Purchased Shares by the Beneficial Owner thereof, and payment in full of any fees and expenses of the Voting Trustee then outstanding in respect of such Purchased Shares by such Beneficial Owner, the Voting Trustee shall cause to be delivered promptly to such Beneficial Owner the certificates representing the appropriate number of Purchased Shares, duly endorsed for transfer by the Voting Trustee, or with duly executed stock powers attached, and shall take all such other actions as are appropriate, or as the NASD may reasonably request, to cause the transfer of such Purchased Shares, together with all other property relating to or allocable to such Purchased Shares and held by the Voting Trustee for the benefit of the Beneficial Owner thereof pursuant to this Agreement and the Warrant Agreement, to such Beneficial Owner. Upon delivery of the certificates representing the Purchased Shares in the aforesaid manner, the Voting Trustee shall be released from any further obligation or duty under this Agreement and the Warrant Agreement with respect to such Purchased Shares and the Voting Trust and the provisions of this Agreement shall terminate with respect to all the Purchased Shares being held by the Voting Trustee pursuant to Section 3 (b) hereof. All Voting Trust Certificates surrendered to the Voting Trustee in accordance with the foregoing provisions shall be cancelled by the Voting Trustee. Such cancelled Voting Trust Certificates shall then be disposed of by the Voting Trustee in a manner satisfactory to the Voting Trustee or delivered to the NASD.

               (b) The Warrant Holders of unexpired and unexercised Warrants shall have, and the Warrant Certificates held by such holders shall evidence, the right to direct the Voting Trustee as to voting of the Shares underlying the Warrants held by such holder pursuant to and in the manner set forth in Section 7(b) hereof. The Voting Trustee shall be entitled to rely, from time to time, upon an Outstanding Warrants Notice (as defined in the Warrant Agreement) received from the Warrant Agent for the purpose of determining the identity of Warrant Holders of unexercised and unexpired Warrants and the number of Shares in respect of which the foregoing voting rights may be exercised.

               (c) Upon each Exercise of a Warrant, the Voting Trustee, upon the request of the Warrant Agent pursuant to Section 7 of the Warrant Agreement and payment in full of any fees and expenses of the Voting Trustee then outstanding in respect of such Purchased Shares by such Warrant Holder, shall deliver to the Transfer Agent a notice (which shall include a copy of the form of election to purchase as executed by or on behalf of the Warrant Holder) of such Exercise, and a request that the Transfer Agent make an appropriate notation in its records of such Exercise and cause to be delivered to the Warrant Agent with all reasonable dispatch, in such name or names as the exercising Warrant Holder may designate, a certificate or certificates representing the number of Purchased Shares and the provisions of this Agreement shall terminate with respect to such Purchased Shares. Upon taking the foregoing actions, the Voting Trustee shall be released from any further obligation or duty under this Agreement with respect to such Purchased Shares.

               (d) Within two (2) business days of receiving a Warrant Expiration Notice from the Warrant Agent, the Voting Trustee shall cause the Release of the number of Shares specified in such notice from the Voting Trust and shall promptly cause the Transfer Agent to deliver to the NASD the certificates representing such Shares, duly endorsed for transfer, or with duly executed stock powers attached, and shall take all such other actions as are appropriate, or as the NASD may reasonably request, to cause the transfer of such Shares, together with all other property relating to or allocable to such Shares and held by the Voting Trustee pursuant to the provisions of this Agreement, to the NASD. Each Release shall terminate the provisions of this Agreement with respect to the Shares that are the subject of such Release.

               Section 5. Mutilated or Missing Voting Trust Certificates. The Voting Trustee, under such rules and regulations as it in its discretion may prescribe with respect to indemnity or otherwise, may provide for the issuance and delivery of new Voting Trust Certificates in lieu of lost, stolen or destroyed Voting Trust Certificates or in exchange for mutilated Voting Trust Certificates.

               Section 6. Transfer Restrictions. (a) All Voting Trust Certificates issued pursuant to this Agreement shall be subject to the same restrictions on Transfer (as defined in the Private Placement Memorandum) that are applicable to shares of Common Stock set forth in the section entitled "Transfer Restrictions - Common Stock" in the Private Placement Memorandum.

               (b) Any attempt to Transfer any Voting Trust Certificates other than in accordance with the provisions of Sections 6(a) shall be null and void, and the Voting Trustee shall not register any such Transfer. Each Voting Trust Certificate issued pursuant to this Agreement shall have the following legend noted conspicuously upon its face or reverse side:

               THE SECURITIES REPRESENTED BY THIS VOTING TRUST CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT. THIS VOTING TRUST CERTIFICATE IS SUBJECT TO, AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH, THE CONDITIONS SPECIFIED IN THE VOTING TRUST AGREEMENT DATED AS OF JUNE 28, 2000, AS SUCH MAY BE AMENDED FROM TIME TO TIME, AMONG THE NASDAQ STOCK MARKET, INC., THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. (THE "NASD") AND THE BANK OF NEW YORK, AS VOTING TRUSTEE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE NASD.

               Section 7. Voting. (a) Until Exchange Registration, all the Shares subject to the Voting Trust, including, without limitation, the Purchased Shares being held by the Voting Trustee pursuant to the provisions of Section 3(b) hereof, shall be voted by the Voting Trustee solely in accordance with the written instructions of the NASD. The voting rights associated with the Shares that are Released by the Voting Trustee pursuant to the provisions of Section 3(c) hereof shall revert to the NASD.

               (b) Upon Exchange Registration, Warrant Holders of unexpired and unexercised Warrants shall have the right, in the manner set forth in the following paragraph and subject to the limitation set forth in the Company's Certificate of Incorporation, to direct the Voting Trustee as to the voting of the Shares underlying such Warrants until the earlier of the exercise or the expiration of such Warrants with respect to such Shares. The voting rights associated with the Shares that are Released by the Voting Trustee pursuant to the provisions of Section 4(d) shall revert to the NASD.

               As soon as practicable after the receipt of any notice of any meeting at which the holders of shares of Common Stock are entitled to vote, or of solicitation of consents or proxies from holders of shares of Common Stock, the Voting Trustee shall fix a date for giving of instructions for voting at such meeting or in respect of such consent or proxy, which date shall not be less than two (2) business days prior to the date of such meeting or the date on which such consent or proxy need to be given. The Voting Trustee shall give ten (10) days prior written notice to each of the holders of unexpired and unexercised Warrants appearing on its records (i) of such notice of meeting, (ii) a statement that each such holder at the close of business on the specified record date (the "Record Date") will be entitled, subject to any applicable provisions of law and the terms of this Agreement, the Warrants and the Common Stock, to instruct the Voting Trustee to vote or cause to be voted the Shares underlying any unexercised and unexpired Warrant tranches of such holder as of the Record Date (the "Eligible Shares") in accordance with the written instructions provided by each such holder no later than two (2) days prior to the date the vote or solicitation of consents or proxies are required and (iii) a statement as to the number of Eligible Shares held by each such holder.

               The Voting Trustee shall not, under any circumstances, exercise any discretion as to voting nor shall it vote or attempt to exercise the right to vote the Eligible Shares except pursuant to and in accordance with written instructions from the holders as described above. Eligible Shares for which no specific voting instructions are received by the Voting Trustee from the holder thereof shall not be voted, provided, however, that the Voting Trustee shall cause such shares to be counted as present for purposes of establishing a quorum at any meeting of Nasdaq's stockholders.

               Section 8. Dividends and Distributions. (a) Subject to the provisions of Section 8(b) hereof, the parties hereto agree that all cash dividends and distributions, and any other securities or other property distributed or paid with respect to the shares of Common Stock or other securities or property held by the Voting Trustee shall be paid or transferred, as the case may be, directly to (i) the NASD, in respect of the Shares underlying any unexercised and unexpired Warrants, except as set forth in Section 8(d) hereof or Section 11(b) of the Warrant Agreement, and
(ii) the Beneficial Owners of the Purchased Shares that are being held by the Voting Trustee pursuant to Section 3(b) hereof, except as set forth in
Section 11(b) of the Warrant Agreement. The Voting Trustee shall have no responsibility or liability with regard to the payment of such dividends or other distributions or other securities or property. Notwithstanding the foregoing, if the Voting Trustee receives payments of such dividends or distributions or other securities or property, it shall promptly distribute such dividends or distributions or other securities or property to the persons set forth in clause (i) and (ii) above, promptly after (and in any event within five (5) business days) the receipt of such dividends or other distributions or other securities or property, provided, however, that the Voting Trustee shall not be required to transfer to the NASD any such dividends or distributions or other securities or property to which the NASD is entitled pursuant to this Section 8(a) until receipt of a certificate of the NASD, signed by its Chairman, President or any Senior Vice President or any Vice President, certifying that the NASD is entitled to such dividends or distributions or other securities or property pursuant to the terms of this Agreement. The NASD shall also be entitled to any interest or gain on investments made by the Voting Trustee pursuant to
Section 8(d) hereof which shall be paid to the NASD on demand as provided in this Agreement.

               (b) Any shares of Common Stock or other securities ("Adjustment Securities") issued in an Adjustment Event (as defined in the Warrant Agreement) in respect of Shares shall be deposited with the Voting Trustee and held for the pro rata benefit of the recipients of the Shares from the Voting Trust Agreement (the "Recipients"). Prior to Exchange Registration, any Voting Trust Certificates issued pursuant to this Agreement shall be deemed to represent any Adjustment Securities distributed in respect of the Purchased Shares represented by such Voting Trust Certificates. Upon Exchange Registration, any outstanding Warrant Certificates representing unexercised and unexpired Warrants shall be deemed to represent the right to direct the Voting Trustee as to the voting of such Adjustment Securities to the extent such securities entitle the holders thereof to voting rights.

               (c) Any securities or other property distributed to the NASD pursuant to the occurrence of any event described in Section 8(b) of the Warrant Agreement shall be deposited with the Voting Trustee and held for the pro rata benefit of the Recipients.

               (d) Any interest, dividends or other income in respect of property held by the Voting Trustee for the benefit of the Recipients pursuant to the terms of this Agreement and the Warrant Agreement shall be distributed to the NASD. All cash received and held by the Voting Trustee pursuant to the terms of this Agreement and the Warrant Agreement shall, upon the written request of the NASD, be invested in securities issued or guaranteed by the United States or any agency or instrumentality thereof or investments in time deposits, certificates of deposit or money market deposits maturing within 90 days of the date of the acquisition thereof and entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company which is organized under the laws of the United States or any state thereof having capital in excess of $500 million or in shares of any investment company registered under the Investment Company Act of 1940 invested primarily in any of the foregoing. Furthermore, the Voting Trustee may temporarily invest any funds awaiting investment in any of the foregoing investments in The Bank of New York Cash Reserve Fund, provided that such obligations will mature by their terms within six (6) months following the making of such investment. The NASD shall be entitled to any net income or gain resulting from such investments and shall reimburse the Voting Trustee for any losses realized in respect of such investments. The Voting Trustee shall not be liable for any losses as a result of any investments made by it pursuant to and in compliance herewith.

               (e) In the event the Company or any third party makes a tender offer for outstanding shares of Common Stock or offers to exchange other securities or other property for outstanding shares of Common Stock (an "Offer"), the NASD may, but shall not be obligated to, regardless of what action it may take with respect to any other shares of Common Stock owned by it, tender, or cause the Voting Trustee to tender, for purchase or exchange pursuant to such Offer, any or all of the Shares held by the Voting Trustee, and any securities or other property acquired thereby shall be deposited with the Voting Trustee and held for the pro rata benefit of the Recipients. The NASD, however, may, but shall not be obligated to, cause the Voting Trustee to sell, at any time, all or any such securities or other property so acquired, in which event the proceeds of such sale, after deducting the expenses of such sale and taxes payable as a result thereof, shall be held by the Voting Trustee for the pro rata benefit of the Recipients.

               Section 9. The Voting Trustee. (a) Subject to the provisions of this Agreement, the Voting Trustee shall manage the Voting Trust created hereby.

               (b) The Voting Trustee shall be entitled to such compensation as the Company, the NASD and the Voting Trustee shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a Voting Trustee of an express trust).

               (c) The Voting Trustee is expressly authorized to incur and pay all reasonable, properly documented charges and other expenses that the Voting Trustee deems necessary and proper in the performance of the Voting Trustee's duties under this Agreement and the Company and NASD shall jointly and severally reimburse the Voting Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Voting Trustee in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence, willful misconduct or bad faith. The Company and the NASD, jointly and severally, shall indemnify the Voting Trustee for any and all loss, damage, claims, liability or expense, including taxes (other than taxes based upon, measured by or determined by the income of the Voting Trustee), arising out of or in connection with the acceptance or administration of the Voting Trust, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent that such loss, damage, claim, liability or expense is due to its own gross negligence, willful misconduct or bad faith.

               (d) In acting hereunder, the Voting Trustee shall have only such duties as are specified herein and no implied duties shall be read into this Agreement, and the Voting Trustee shall not be liable for any act done, or omitted to be done, by it in the absence of its gross negligence, willful misconduct or bad faith. The Voting Trustee shall be free from liability to the Company or the NASD in acting or relying upon any writing, notice, certificate or document believed by the Voting Trustee in good faith after reasonable inquiry to be genuine and to have been signed by an authorized officer of the Company or the NASD, as the case may be.

               (e) The Voting Trustee may resign by giving 45 days' advance written notice of resignation to the Company or the NASD. Within ten (10) calendar days after receiving the foregoing notice of resignation from the Voting Trustee, NASD and the Company shall jointly agree on and appoint a successor Voting Trustee. If a successor Voting Trustee has not accepted such appointment by the end of such ten-day period, the Voting Trustee may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Voting Trustee or for other appropriate relief. The costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Voting Trustee in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the NASD and the Company. The Voting Trustee shall continue to serve until its successor accepts its appointment hereunder.

               (f) In connection with the appointment of a successor Trustee in the event of the resignation or removal of the Voting Trustee, the Voting Trustee shall, simultaneously with the execution by the successor Trustee of a counterpart of this Agreement, transfer and deliver (or cause to be transferred and delivered) to the successor Trustee the Shares and all other securities or other property that are held in the name of the Voting Trustee or subject to the Voting Trust immediately prior to such execution. The successor Trustee shall file an executed copy of this Agreement, as amended, at the registered office of the Company in the State of Delaware, which copy shall be open to the inspection of any stockholder of the Company, or any beneficiary of the Voting Trust, daily during business hours, as provided in Section 218 of the DGCL, and thereafter the successor Trustee shall become the Voting Trustee for all purposes of this Agreement, and shall succeed to all of the rights and obligations of the Voting Trustee hereunder. Certificates representing the Shares so transferred to the successor Trustee shall be surrendered and canceled, and a new certificate(s) therefor shall be issued in the name of the successor Trustee. Such certificate(s) shall state that they have been issued pursuant to this Agreement, as amended, and that fact shall be noted in the stock ledger of the Company, as required by Section 218 of the DGCL. In the event a successor Trustee shall be appointed after a record date has passed with respect to any vote of the stockholders of the Company and prior to the stockholders meeting or the taking of action by written consent relating to such record date, the Voting Trustee as of such record date shall vote the Shares and/or execute a written consent with respect thereto in accordance with the instructions of the successor Trustee in accordance with the terms of this Agreement.

               (g) The Company and the NASD hereby acknowledge that the Voting Trustee has had, presently may have and may in the future have other business relationships with any one or more of the Warrant Holders, the Company or the NASD that are unrelated to its duties and obligations under this Agreement, and hereby waive and release the Voting Trustee from any conflict of interest which such relationship may create; provided, that in the event such conflict of interest results in or arises in connection with litigation between any such Warrant Holder and the Company or any other Warrant Holder or the NASD, the Company or the NASD shall have the right immediately to remove the Voting Trustee within ten (10) business days following notice of such conflict to them from the Voting Trustee or notice of such conflict from any of them to the Voting Trustee (the "Conflict Notice"). Notwithstanding an election by the Company or the NASD to remove the Voting Trustee as provided in the previous sentence, the foregoing waiver and release shall apply to any actions taken by the Voting Trustee or which the Voting Trustee refrains from taking in accordance with instructions authorized under this Agreement during the period between delivery of such Conflict Notice and the Voting Trustee's removal.

               (h) The Voting Trustee represents that it is acquiring the Shares only in its capacity as trustee to hold in trust pursuant to the provisions of this Agreement.

               (i) In the event the Voting Trustee receives conflicting instructions under this Agreement, the Voting Trustee shall be fully protected in refraining from acting until such conflict is resolved to the satisfaction of the Voting Trustee except that if such conflict arises by virtue of the receipt of later dated instructions from the same party, the Voting Trustee shall follow the later dated instructions in accordance with this Agreement. The Voting Trustee shall be obligated to contact promptly the party giving the conflicting instructions to ascertain the nature of any conflict, and in the event such conflict cannot be resolved, the Voting Trustee shall have the right to institute a bill of interpleader in any court referred to in Section 16(b) of this Agreement to determine the rights and obligations of the parties, and the party giving the conflicting instructions shall pay all costs, expenses and disbursements in connection therewith, including reasonable attorneys' fees.

               (j) The Voting Trustee may consult at any time with counsel satisfactory to it (who may be counsel for the Company or the NASD) and the Voting Trustee shall incur no liability or responsibility to the Company or the NASD in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

               Section 10. Benefit and Binding Effect; Assignment. This Agreement and all covenants herein contained shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators and personal representatives and their successors and assigns. This Agreement shall not be assigned by any party hereto without the prior written consent of the other parties hereto, provided, however, that either the Company or the NASD may assign this Agreement to any entity controlling, controlled by or under common control with the Company or the NASD, as the case may be, without the prior written consent of the Voting Trustee. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to the transfer of Shares of the Company or of any successor securities of the Company that (whether by merger, consolidation, sale of assets, or otherwise) may be issued in respect of, in exchange for, or in substitution of, such Shares.

               Section 11. Notices. Any notice required or permitted by this Agreement must be in writing and must be sent by facsimile, by nationally recognized commercial overnight courier, or mailed by U.S. registered or certified mail, addressed to the other party at the address below or to such other address for notice (or facsimile number, in the case of a notice by facsimile) as a party gives the other party written notice of in accordance with this Section 11. Any such notice will be effective as of the date of receipt:

               (a)  If to the Company, to:

                      The Nasdaq Stock Market, Inc.
                      1735 K Street, NW
                      Washington, D.C.  20006-1500
                      Fax:  (202) 728-8321
                      Attention: Office of General Counsel - Contracts Group

               (b)   If to the NASD, to:

                      National Association of Securities Dealers, Inc. 1735 K Street, NW
                      Washington, D.C.  20006-1500
                      Fax: (202) 293-6260
                      Attention: General Counsel

               (c)   If to the Voting Trustee, to:

                      The Bank of New York
                      101 Barclay Street, 21W
                      New York, NY 10286
                      Fax: (212)815-7181
                      Attention: Insurance Trust and Escrow Unit


or such other address or fax number as such party may hereafter specify for such purpose by notice to the other parties hereto.

               Section 12. Trademarks, etc. The Voting Trustee agrees that it will not use the names "National Association of Securities Dealers, Inc.," "NASD," "NASD Regulation, Inc.," "NASD Regulation," "NASDR," "The Nasdaq Stock Market, Inc.," "Nasdaq", "American Stock Exchange LLC", or "AMEX" in any advertising, informational, promotional or other media or materials of the Voting Trustee without the prior written consent of the NASD. The Voting Trustee shall not use any trademark, service mark, copyright, or patent of the NASD or any of its subsidiaries or affiliates, registered, or unregistered without the prior written consent of the NASD.

               Section 13. Amendments. From and after the date hereof, the Voting Trustee shall, if either the Company or the NASD so directs from time to time, agree to supplement or amend this Agreement without the approval of any holders of Voting Trust Certificates in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or
(iii) to make any other provisions in regard to matters or questions arising hereunder which the Company or the NASD may deem necessary or desirable and which shall not adversely affect the interests of the holders of Voting Trust Certificates issued pursuant to this Agreement; provided, however, this Agreement shall not otherwise be modified, supplemented or altered in any respect except with the consent in writing of the holders of Voting Trust Certificates whose Voting Trust Certificates represent not less than a majority of the Purchased Shares then represented by Voting Trust Certificates. Upon delivery of a certificate from an appropriate officer of the Company or the NASD which states that the proposed supplement or amendment is in compliance with the terms of this Section 13, the Voting Trustee shall execute such supplement or amendment. Notwithstanding any other provision hereof, the Voting Trustee's consent must be obtained in connection with any amendment or supplement pursuant to this Section 13 which alters the Voting Trustee's rights or duties set forth in this Agreement.

               Section 14. Enforceability. In the event that any part of this Agreement shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.

               Section 15. Termination. This Agreement shall terminate upon the later of the close of business on (i) the last business day prior to the sixth anniversary date of this Agreement or (ii) the date of Exchange Registration. The provisions of Sections 9 and 12 hereof shall survive the termination of this Agreement and/or resignation or removal of the Voting Trustee.

               Section 16. Governing Law; Consent to Jurisdiction.

               (a) This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware.

               (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is being brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, to the fullest extent permitted by applicable law, each party agrees that service of process on such party as provided in Section 11 shall be deemed effective service of process on such party.

               Section 17. Counterparts. This Agreement may be signed in counterparts and all signed copies of this Agreement will together constitute one original of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all the other parties hereto.

               Section 18. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction or meaning of any provision of, or scope or intent of, this Agreement nor in any way affect this Agreement.

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               IN WITNESS WHEREOF, the parties hereto have caused this
Voting Trust Agreement to be duly executed as of the date first above written.


                                    THE NASDAQ STOCK MARKET, INC.


                                    By:
                                        ------------------------------------
                                        Name:
                                        Title:


                                    NATIONAL ASSOCIATION OF
                                    SECURITIES DEALERS, INC.


                                    By:
                                       -------------------------------------
                                       Name:
                                       Title:


                                    THE BANK OF NEW YORK


                                    By:
                                       -------------------------------------
                                       Name:
                                       Title: